April 29, 2014

Eagle Rock Announces Unitholder Approval of Midstream Business Contribution to Regency

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced that at its special meeting held today, the Partnership’s common unitholders voted to approve the definitive agreement between Eagle Rock and Regency Energy Partners LP (“Regency”), announced December 23, 2013, in which Eagle Rock agreed to contribute its midstream business to Regency for total consideration of up to $1.325 billion (the “Midstream Business Contribution”). Based on the final results, approximately 60% of the outstanding common units participated in the vote. Of those, an overwhelming majority voted in favor of the proposal to approve the Midstream Business Contribution. Votes cast in favor of the proposal totaled approximately 93.5 million, representing approximately 98% of all votes cast and approximately 59% of all outstanding common units.
After receiving this unitholder approval, all significant closing conditions for the Midstream Business Contribution have been met with the exception of the Federal Trade Commission’s antitrust approval.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Forward-Looking Statements
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of Eagle Rock’s risk factors, please consult Eagle Rock’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2013 and Eagle Rock’s Forms 10-Q filed with the SEC for subsequent quarters, including Eagle Rock’s Form 10-Q filed for the quarter ended March 31, 2014, when filed, as well as any other public filings, and press releases.

Contact:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer